Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 12, 2020, related to the financial statements of NuGenerex Immuno-Oncology, Inc. as of July 31, 2019 and 2018 and for the fiscal years then ended, which appears in this Registration Statement of NuGenerex Immuno-Oncology, Inc. The report for NuGenerex Immuno-Oncology, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars USA LLP

Edison, New Jersey

September 14, 2020